Exhibit 10.4

THE PROVIDENT BANK

EMPLOYEE STOCK OWNERSHIP PLAN

Amendment Number One

The Provident Bank Employee Stock Ownership Plan (the “Plan”) is hereby amended in accordance with the following, effective as of January 1, 2002:

1.	The third paragraph of Section 10.6 of the Plan shall be amended in its entirety to provide as follows:

If a Participant elects to receive his distribution in the form of a lump sum pursuant to Section 10.1.1 of the Plan, the Employer or the Trustee, as the case may be, may elect to pay for the Stock in equal periodic installments, not less frequently than annually, over a period beginning not later than 30 days after the exercise of the put right and not exceeding five years, with adequate security and interest at a reasonable rate on the unpaid balance, all such terms to be set forth in a promissory note delivered to the seller with normal terms as to acceleration upon any uncured default.

2.	Section 12.4 of the Plan shall be amended in its entirety to provide as follows:

Valuation of Stock. If the valuation of any Stock is not established by reported trading on a generally recognized public market, the valuation of such Stock shall be determined by an independent appraiser. For purposes of the preceding sentence, the term “independent appraiser” means any appraiser meeting requirements similar to the requirements of the regulations prescribed under Section 170(a)(1) of the Code.

IN WITNESS WHEREOF, this Amendment Number One has been executed by the duly authorized officers of the Bank as of the 19th day of February, 2004.

ATTEST:	THE PROVIDENT BANK

/s/ Mary Louis Festa	By:	/s/ Paul M. Pantozzi
Corporate Secretary		Authorized Officer